Exhibit 10.26

Graphite Enterprise Trust LP

Berkley Square House, 4th Floor

London, W1J 6BQ

United Kingdom

To: Telos Corporation

Attn: Ms. Therese K. Hathaway

Corporate Secretary

19886 Ashburn Road

Ashburn, VA 20147

Series A-1 and Series A-2 Redeemable Preferred Stock

Dear Ms. Hathaway:

It has been brought to our attention that Cudd & Co., the holder of 61.605 shares of Series A-1 Redeemable Preferred Stock (the “Series A-1 Shares”) of Telos Corporation (the “Corporation”) and 86.247 shares of Series A-2 Redeemable Preferred Stock (the “Series A-2 Shares” and, together with the Series A-1 Shares, the “Cudd Shares”) of the Corporation has offered to sell the Cudd Shares to the Corporation for a total purchase price of $430,000, such purchase price to include all of the Cudd Shares plus all dividends accrued on the Cudd Shares, the latter at a discount of 17.5%.

We herewith waive any right that we may have, in connection with the repurchase by the Corporation of the Cudd Shares, to have (i) any or all of the outstanding shares of Series A-1 Redeemable Preferred Stock or any or all of the outstanding shares of Series A-2 Redeemable Preferred Stock held by Graphite Enterprise Trust LP (together, the “Graphite LP Shares”) purchased or redeemed pro-rata pursuant to the charter of the Corporation, including without limitation Section 2(d) and Section 4(a) of each of the terms and conditions of the Series A-1 Redeemable Preferred Stock and the Series A-2 Redeemable Preferred Stock (together, the “Terms”) and (ii) any or all of the dividends accrued on the Graphite LP Shares declared, paid or set aside for payment pro rata pursuant to the charter of the Corporation, including without limitation Section 2(b) and Section 2(c) of each of the Terms, as a result of the payment of the dividends accrued on the Cudd Shares. We further herewith consent to the repurchase by the Corporation of the Cudd Shares. We understand that the Graphite LP Shares will remain outstanding following the repurchase by the Corporation of the Cudd Shares and that such repurchase will not affect dividends accrued on the Graphite LP Shares as of the date hereof and dividends will continue to accrue on the Graphite LP Shares in accordance with the Terms.

Sincerely,